UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2012

Commission File Number: 00049806

First PacTrust Bancorp, Inc.
(Exact name of small business issuer as specified in its charter)

Maryland	043639825
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18500 Von Karman Ave, Suite 1100, Irvine, California 92612
(Address of principal executive offices)

949-236-5211
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 2, 2012, First PacTrust Bancorp, Inc. (the "Company"), the bank holding company for PacTrust Bank and Beach Business Bank, announced that the U.S. Federal Reserve Bank has approved its acquisition of Gateway Bancorp, the holding company of Cerritos, Calif.-based Gateway Business Bank. This transaction previously was approved by the FDIC , as well as the Office of the Comptroller of the Currency, and currently is expected to be completed on or about August 17, 2012.

Under the terms of an amended purchase agreement, total consideration for the acquisition will be $15.5 million, or approximately 60% of Gateway's tangible common equity as of June 30, 2012. As part of the acquisition, Mission Hills Mortgage Bankers will become a division of PacTrust Bank. First PacTrust plans to merge Gateway Business Bank into PacTrust Bank following the completion of the acquisition. Gateway's branch operations, located in Lakewood and Laguna Hills, Calif., will be converted to PacTrust Bank branches on or about August 20, 2012.

A copy of the Press Release is attached hereto as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

See Item 2.01.

Item 8.01 Other Events.

See Item 2.01.

Item 9.01 Financial Statements and Exhibits.

See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

Date: August 3, 2012

By:	/s/ Richard Herrin

Name: Richard Herrin
Title: Executive Vice President, Chief Administrative Officer, and Corporate Secretary

Exhibit Index

Exhibit No.	Description

EX-99.1	Press Release August 2, 2012